Filed Pursuant to Rule 433
Registration No. 333-277211
August 26, 2026
FREE WRITING PROSPECTUS
(To Product Supplement No. 2 dated May 8, 2024,
Equity Index Underlying Supplement dated February 21, 2024,
Prospectus Supplement dated February 21, 2024 and Prospectus dated February 21, 2024)

HSBC USA Inc.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

☐	Linked to the EURO STOXX 50® Index (the “Index”)
☐	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the securities are automatically called for a fixed call premium or, if not automatically called, the maturity payment amount, will depend, in each case, on the performance of the Index
☐	Automatic Call. If the closing level of the Index on the call date occurring approximately one year after issuance is greater than or equal to the starting level, the securities will be automatically called for the face amount plus a call premium of at least 13.45% of the face amount (to be determined on the pricing date)
☐	Maturity Payment Amount. If the securities are not automatically called, you will receive a maturity payment amount that could be greater than, equal to or less than the face amount depending on the ending level of the Index as follows:
☐ If the ending level is greater than the starting level, you will receive the face amount plus a positive return equal to 150% of the percentage increase in the level of the Index from the starting level
☐ If the ending level is equal to the starting level or less than the starting level, but not by more than 25%, you will receive the face amount of your securities
☐ If the ending level is less than the starting level by more than 25%, you will have full downside exposure to the decrease in the level of the Index from the starting level, and you will lose more than 25%, and possibly all, of the face amount
☐	Investors may lose a significant portion or all of the face amount
☐	If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Index beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Index at the upside participation rate
☐	All payments on the securities are subject to the credit risk of HSBC USA Inc. and you will have no ability to pursue any securities included in the Index for payment; if HSBC USA Inc. defaults on its obligations, you could lose all or some of your investment
☐	No periodic interest payments or dividends
☐	No exchange listing; designed to be held to maturity or earlier automatic call

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, product supplement or underlying supplement. Any representation to the contrary is a criminal offense.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. You should refer to “Selected Risk Considerations” beginning on page FWP-7 of this document and “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement, page PS-5 of the accompanying product supplement and page S-1 of the accompanying underlying supplement.

	Original Offering Price	Maximum Underwriting Discount (1)	Minimum Proceeds to HSBC
Per Security	$1,000.00	Up to $25.75	At least $974.25
Total	$	$	$

(1)	HSBC Securities (USA) Inc. will receive an underwriting discount of up to $25.75 per security, which it will pay to the agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), as a commission. The agent may resell the securities to other securities dealers at the original offering price less a concession not in excess of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. See “Terms of the Securities—Agent’s Commission and Other Fees” in this free writing prospectus and “Use of Proceeds and Hedging” in the prospectus supplement for information regarding how we may hedge our obligations under the securities.

The estimated initial value of the securities on the pricing date is expected to be between $917.00 and $967.00 per security, which is expected to be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Terms of the Securities—Estimated Initial Value” on page FWP-3 and “Selected Risk Considerations” beginning on page FWP-7 of this document for additional information.

HSBC Securities (USA) Inc.	Wells Fargo Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

Terms of the Securities

Issuer:	HSBC USA Inc.
Market Measure:	The EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E”) (the “Index”)
Original Offering Price:	$1,000 per security
Face Amount:	The principal amount of $1,000 per security. References in this free writing prospectus to a “security” are to a security with a face amount of $1,000.
Pricing Date*:	August 28, 2026
Issue Date*:	September 2, 2026
Final Calculation Day*:	August 28, 2029, subject to postponement
Stated Maturity Date*:	August 31, 2029, subject to postponement. The securities are not subject to redemption at the option of HSBC or repayment at the option of any holder of the securities prior to maturity or automatic call.
Automatic Call:

If the closing level of the Index on the call date is greater than or equal to the starting level, the securities will be automatically called, and on the call settlement date, you will receive the face amount per security plus the call premium.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Index beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Index at the upside participation rate.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Date*:	September 2, 2027, subject to postponement
Call Premium:	At least 13.45% of the face amount, or at least $134.50 per $1,000 face amount of the securities (the actual call premium will be determined on the pricing date)
Call Settlement Date:	Three business days after the call date (as the call date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Maturity Payment Amount:

If the securities are not automatically called on the call date, then on the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

●     if the ending level is greater than the starting level:

$1,000 + ($1,000 × index return × upside participation rate);

●     if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

●     if the ending level is less than the threshold level:

$1,000 + ($1,000 × Index Return)

If the securities are not automatically called and the ending level is less than the threshold level, you will have full downside exposure to the decrease in the level of the Index from the starting level, and you will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Upside Participation Rate:	150%

FWP-2

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

Threshold Level:	, which is equal to 75% of the starting level.
Index Return:	The “index return” is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Starting Level:	, the closing level of the Index on the pricing date.
Ending Level:	The closing level of the Index on the final calculation day.
Closing Level:	Closing level has the meaning set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Market Disruption Events and Postponement Provisions:

The call date and the final calculation day are subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the call settlement date and the stated maturity date will be postponed if the call date or the final calculation day, as applicable, is postponed, and will be adjusted for non-business days.

For more information regarding adjustments to the call date, the final calculation day, the call settlement date, and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the product supplement, each of the call date and the final calculation day is a “calculation day,” and the call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	HSBC Securities (USA) Inc.
Estimated Initial Value:	The estimated initial value of the securities is expected to be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the free writing prospectus to which this free writing prospectus relates. See “Selected Risk Considerations — The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Pricing Date, Is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”
Material U.S. Tax Consequences:	For a discussion of the U.S. federal income and estate tax consequences of the ownership and disposition of the securities, see “U.S. Federal Income Tax Considerations” herein and “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.
Agent’s Commission and Other Fees:

HSBC Securities (USA) Inc. will receive an underwriting discount of up to $25.75 per security, which it will pay to the agent, Wells Fargo Securities, as a commission. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20.00 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We expect to hedge our obligations through the agent, one of our or its affiliates and/or another unaffiliated counterparty, which expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Settlement:	Delivery of the securities will be made against payment therefor in New York, New York on or about the issue date specified above, which is expected to be more than one business day following the pricing date. Under Rule

FWP-3

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	40447LDT4 / US40447LDT44

*To the extent that we make any change to the expected pricing date or expected issue date, the call date, the final calculation day, the stated maturity date and other dates may also be changed in our discretion to ensure that the term of the securities remains the same.

FWP-4

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

Additional Information About HSBC USA Inc. and the Securities

This document relates to the offering of securities identified on the cover page. As a purchaser of a security, you will acquire an investment instrument linked to the Index. Although the offering relates to the Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024, the product supplement No. 2 dated May 8, 2024 and the equity index underlying supplement dated February 21, 2024. If the terms of the securities offered hereby are inconsistent with those described in the accompanying equity index underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus and in “Risk Factors” beginning on page S-1 of the equity index underlying supplement, beginning on page PS-5 of the product supplement, and beginning on page S-1 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including the equity index underlying supplement, product supplement, prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the equity index underlying supplement, product supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the equity index underlying supplement, product supplement, prospectus supplement and prospectus if you request them by calling toll-free 1-866-811-8049.

References to “HSBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this free writing prospectus are references to HSBC USA Inc. and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the product supplement, the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

●	Product supplement dated May 8, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924058672/tm2413644d20_424b2.htm
●	Equity index underlying supplement dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm
●	Prospectus supplement dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm
●	Prospectus dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

FWP-5

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

●	seek a fixed return equal to the call premium if the securities are automatically called on the call date;

●	understand that the securities may be automatically called prior to the stated maturity and that the term of the securities may be as short as approximately one year;

●	seek 150% leveraged exposure to the upside performance of the Index if the securities are not automatically called and the ending level is greater than the starting level;

●	desire repayment of the face amount at maturity so long as the ending level is not less than the starting level by more than 25%;

●	are willing to accept the risk that, if the securities are not automatically called and the ending level is less than the starting level by more than 25%, they will lose some, and possibly all, of the face amount per security at maturity;

●	are willing to forgo interest payments on the securities and dividends on the securities included in the Index; and

●	are willing to hold the securities until maturity or automatic call.

The securities may not be an appropriate investment for investors who:

●	seek a liquid investment or are unable or unwilling to hold the securities to maturity or automatic call;

●	seek a security with a fixed term;

●	are unwilling to accept the risk that the securities will not be automatically called and the ending level of the Index may decrease by more than 25% from the starting level;

●	seek full return of the face amount of the securities at stated maturity;

●	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, and may be as low as the lower estimate set forth on the cover page;

●	seek current income;

●	are unwilling to accept the risk of exposure to the Index;

●	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

●	are unwilling to accept the credit risk of HSBC to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

●	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and “Risk Factors” in the accompanying underlying supplement, product supplement and prospectus supplement, for risks related to an investment in the securities. For more information about the Index, please see “The Index” below.

FWP-6

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

Determining Timing and Amount of Payment on the Securities

Whether the securities are automatically called on the call date will each be determined based on the closing level of the Index on the call date as follows:

If the securities have not been automatically called, then on the stated maturity date, you will receive the maturity payment amount calculated as follows:

FWP-7

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” beginning on page PS-5 of the accompanying product supplement, S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Structure Of The Securities

If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

If the securities are not automatically called, we will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending level of the Index relative to the starting level and the other terms of the securities. Because the level of the Index will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the securities are not automatically called and the ending level is less than the threshold level, the maturity payment amount will be less than the face amount and you will have full downside exposure to the decrease in the level of the Index from the starting level. The threshold level is 75% of the starting level. For example, if the Index has declined by 25.1% from the starting level to the ending level, you will not receive any benefit of the contingent downside feature and you will lose 25.1% of the face amount. As a result, you will not receive any protection if the level of the Index declines below the threshold level and you will lose more than 25%, and possibly all, of the face amount per security at maturity. This is the case even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

If the securities are not automatically called, even if the ending level is greater than the starting level, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of HSBC or another issuer with a similar credit rating with the same stated maturity date.

If The Securities Are Automatically Called, Your Return Will Be Limited to the Call Premium.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of the Index beyond the call premium, which may be significant. Accordingly, if the securities are automatically called, the return on the securities may be less than the return in a direct investment in the securities represented by the Index. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of the Index at the upside participation rate.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

No Periodic Interest Will Be Paid On The Securities.

No periodic payments of interest will be made on the securities. However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the "IRS"), you may be required to recognize taxable income over the term of the securities. You should review the section of this free writing prospectus entitled "United States Federal Tax Considerations."

The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.

The call date or the final calculation day will be postponed if the originally scheduled call date or final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that day. If such a postponement occurs with respect to the call date, then the call settlement date will be postponed. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final calculation day as postponed.

FWP-8

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

Risk Relating To The Credit Risk Of HSBC

The Securities Are Subject To The Credit Risk Of HSBC USA Inc.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Initial Value Of The Securities, Which Will Be Determined By Us On The Pricing Date, Is Expected To Be Less Than The Original Offering Price And May Differ From The Market Value Of The Securities In The Secondary Market, If Any.

The estimated initial value of the securities will be calculated by us on the pricing date and is expected to be less than the original offering price. The estimated initial value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The Price Of Your Securities In The Secondary Market, If Any, Immediately After The Pricing Date Is Expected To Be Less Than The Original Offering Price.

The original offering price takes into account certain costs. These costs include the underwriting discount, our hedge counterparty’s projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Index and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If HSBC Securities (USA) Inc. Or The Agent Were To Repurchase Your Securities Immediately After The Issue Date, The Price You Receive May Be Higher Than The Estimated Initial Value Of The Securities.

Assuming that all relevant factors remain constant after the issue date, the price at which HSBC Securities (USA) Inc. or the agent may initially buy or sell the securities in the secondary market, if any, and the value used for customer account statements, if any, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 3 months after the issue date. This temporary price difference may exist because, in its discretion, HSBC Securities (USA) Inc. or the agent may elect to effectively reimburse to investors a portion of the estimated hedging cost and other costs in connection with the securities that will no longer be incurred over the term of the securities. This discretionary election will be made, and the temporary reimbursement period will be determined, on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of the estimated costs which may be effectively reimbursed to investors in this way may not be allocated ratably throughout the reimbursement period, and such reimbursement may be discontinued at any time, or the duration of the reimbursement period may be shortened after the issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to maturity or automatic call will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: Index performance; volatility of the Index; economic and other conditions generally; interest rates; dividend yields on securities included in the Index; our credit ratings or credit spreads; time remaining to maturity; volatility of currency exchange rates; and correlation between currency exchange rates and the Index. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

FWP-9

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, the return will not be greater than the call premium. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed on any securities exchange. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity or automatic call.

Risks Relating To The Index

Any Payments On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●	Investing In The Securities Is Not The Same As Investing In The Index. Investing in the securities is not equivalent to investing in the Index. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in the Index would have.

●	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

●	Changes That Affect The Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

●	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

●	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

There Are Risks Associated With Non-U.S. Companies.

The values of the SX5E depends upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E and, as a result, the value of the relevant Notes

The Notes Will Not Be Adjusted For Changes In Exchange Rates.

Although the equity securities that are included in the SX5E are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the SX5E and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

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Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

●	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. HSBC Securities (USA) Inc., which is our affiliate, will be the calculation agent for the securities. As calculation agent, HSBC Securities (USA) Inc.will determine any values of the Index and make any other determinations necessary to calculate any payments on the securities. In making these determinations, HSBC Securities (USA) Inc. may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events,”—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that HSBC Securities (USA) Inc. is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and HSBC Securities (USA) Inc.’s determinations as calculation agent may adversely affect your return on the securities.

●	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.

●	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.

●	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

●	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

●	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you.

●	An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials.

Risks Relating To Tax

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

For a discussion of the U.S. federal income and estate tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate hypothetical payments upon an automatic call or at maturity for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level or threshold level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and threshold level will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Call Premium:	13.45% of the face amount (the lowest possible call premium that may be determined on the pricing date)
Upside Participation Rate:	150.00%
Hypothetical Starting Level:	100.00
Hypothetical Threshold Level:	75.00 (75% of the hypothetical starting level)

Hypothetical Payout Profile

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Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus the call premium, resulting in a hypothetical pre-tax total rate of return of 13.45%.

If the securities are not automatically called:

Hypothetical ending level	Hypothetical index return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$2,500.00	150.00%
175.00	75.00%	$2,125.00	112.50%
150.00	50.00%	$1,750.00	75.00%
140.00	40.00%	$1,600.00	60.00%
130.00	30.00%	$1,450.00	45.00%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
84.00	-16.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

(1)	The index return is equal to the percentage change from the starting level to the ending level (i.e., the ending level minus starting level, divided by starting level).
(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

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Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

Hypothetical Examples Of Payment Upon An Automatic Call Or At Stated Maturity

Example 1. The closing level of the Index on the call date is greater than the starting level, and the securities are automatically called on the call date:

The Index
Hypothetical starting level:	100.00
Hypothetical closing level on call date:	125.00

Because the hypothetical closing level of the Index on the call date is greater than the hypothetical starting level, the securities are automatically called on the call date and you will receive on the call settlement date the face amount of your securities plus a call premium of 13.45% of the face amount. Even though the Index appreciated by 25.00% from its starting level to its closing level on the call date in this example, your return is limited to the call premium of 13.45%.

On the call settlement date, you would receive $1,134.50 per security.

Example 2. The securities are not automatically called. The maturity payment amount is greater than the face amount:

The Index
Hypothetical starting level:	100.00
Hypothetical closing level on the call date:	75.00
Hypothetical ending level:	110.00
Hypothetical threshold level:	75.00
Hypothetical index return (ending level – starting level)/starting level:	10.00%

Because the hypothetical closing level of the Index on the call date is less than the hypothetical starting level, the securities are not automatically called. Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to:

$1,000 × index return × upside participation rate

$1,000 × 10.00% × 150.00%

= $150.00

On the stated maturity date you would receive $1,150.00 per security.

Example 3. The securities are not automatically called. The maturity payment amount is equal to the face amount:

The Index
Hypothetical starting level:	100.00
Hypothetical closing level on the call date:	75.00
Hypothetical ending level:	95.00
Hypothetical threshold level:	75.00
Hypothetical index return (ending level – starting level)/starting level:	-5.00%

Because the hypothetical closing level of the Index on the call date is less than the hypothetical starting level, the securities are not automatically called. Because the hypothetical ending level is less than the hypothetical starting level, but not by more than 25%, you would not lose any of the face amount of your securities.

On the stated maturity date you would receive $1,000.00 per security.

Example 4. The securities are not automatically called. Maturity payment amount is less than the face amount:

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Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

The Index
Hypothetical starting level:	100.00
Hypothetical closing level on the call date:	75.00
Hypothetical ending level:	50.00
Hypothetical threshold level:	75.00
Hypothetical index return (ending level – starting level)/starting level:	-50.00%

Because the hypothetical closing level of the Index on the call date is less than the hypothetical starting level, the securities are not automatically called. Because the hypothetical ending level is less than the hypothetical starting level by more than 25%, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + ($1,000 × Index Return)

$1,000 + ($1,000 × -50.00% )

= $500.00

On the stated maturity date, you would receive $500.00 per security.

FWP-15

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

The Index

The EURO STOXX 50® Index (“SX5E”) is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The SX5E has a fixed number of components and is part of the STOXX blue-chip index family. The SX5E captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI)..

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Information

We obtained the closing levels of the SX5E in the graph below from Bloomberg Finance L.P. (“Bloomberg”) without independent verification. The historical performance of the SX5E should not be taken as an indication of future performance, and no assurances can be given as to the closing level of the SX5E on the call date or the final calculation day. We cannot give you assurance that the performance of the SX5E will result in the return of any of your investment.

The following graph sets forth daily closing levels of the SX5E for the period from January 1, 2021 to August 21, 2026. The closing level of the SX5E on August 21, 2026 was 6,462.22.

Historical Performance of the EURO STOXX 50® Index

Source: Bloomberg

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Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the EURO STOXX 50® Index due August 31, 2029

U.S. Federal Income Tax Considerations

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income and estate tax consequences of the purchase, beneficial ownership, and disposition of the securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Index. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Index. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale, call or exchange and we intend to treat any gain or loss upon maturity or an earlier sale, call or exchange as long-term capital gain or loss, provided you have held the security for more than one year at such time for U.S. federal income tax purposes. If the securities are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any of the entities whose stock is included in the Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Index is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the terms of the securities and market conditions as of the date of this preliminary free writing prospectus, the Issuer expects that the securities will not be treated as “delta-one” instruments and, therefore, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. A determination that the securities are not subject to Section 871(m) is not binding on the Internal Revenue Service, and the Internal Revenue Service may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. It is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Index or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

FWP-17